IDENTIVE GROUP ANNOUNCES FURTHER COST REDUCTIONS AT BOARD & EXECUTIVE LEVELS

ASHOUR APPOINTED CHIEF EXECUTIVE OFFICER, MARX APPOINTED CHIEF OPERATING OFFICER,

INVESTOR & ANALYST CONFERENCE CALL SCHEDULED FOR MARCH 11

SANTA ANA, California and ISMANING, Germany, March 1, 2010 – SCM Microsystems d.b.a Identive Group (NASDAQ: INVE; Frankfurt Stock Exchange: INV), a provider of products, services and solutions for the security, identification and RFID industries, today announced further significant reduction in costs at the Board of Directors and executive management levels.

Independent directors Dr. Boersch and Mr. Wenzel waived their right to receive any form of compensation from the company for 2010 and independent directors Mr. Douglas Morgan, Dr. Hans Liebler and Mr. Steven Humphreys have agreed not to receive any compensation of any type after March 31, 2010 as an important contribution of their commitment to the cost reduction program of the company. Additionally Dr. Boersch and Mr. Morgan agreed not to stand for election at the upcoming Annual General Meeting of the company to reduce the size and ongoing costs of the Board of Directors.

Further, the existing employment agreements of Mr. Felix Marx and Dr. Manfred Mueller have been terminated by mutual consent and both, Mr. Marx and Dr. Mueller have agreed to enter into new employment agreements with Identive at significantly lower fixed costs. Under his new employment agreement Mr. Marx will serve as the company’s Chief Operating Officer. In this role Mr. Marx shall be responsible for the operational management of the business units of the group with specific focus on driving organic growth of the company. Dr. Mueller will retain his roles as Executive Vice President of Identive Group and as CEO of the SCM Microsystems business unit under the terms of his new employment agreement.

Ayman S. Ashour, Executive Chairman of the Board, will assume the dual roles of CEO and Chairman of the Board of Identive Group. Additionally, the Board of Directors is expected to appoint a Lead Independent Director.

2010 Executive Compensation Plan

Identive also announced that its compensation committee is developing a new compensation plan for its executive management for the fiscal 2010 year that includes a higher proportion of variable compensation in the form of restricted stock, cash and stock options. Under the new plan, variable compensation is intended to reward the executive management based on corporate performance in a manner that aims to align executive compensation closely with the interests of the Company’s stockholders. The Company will seek stockholder approval for the plan at the upcoming annual meeting.

Ayman Ashour commented, “I am very thankful to our directors for supporting our commitment to cost reduction and for their sending a clear and unequivocal message internally and externally about their belief in Identive Group and their willingness to sacrifice. Dr. Boersch, founder and CEO of our largest stockholder, Mountain Partners Group, has led by example in first agreeing to receive no Board compensation and in insisting on not accepting nomination at the upcoming annual meeting.  We are thankful for his commitment and trust, and we are similarly thankful for Mr. Morgan’s contribution and in particular for his support in securing the rights of the Company in relation to its investment in TranZfinity.” Ashour added: “The costs associated with the independent Board members last year were over US$ 250,000; with these changes we expect to reduce them by at least two thirds.”

Commenting on the new executive appointments Ashour added “I am very much looking forward to continuing to work closely with Felix Marx as COO. We have operated as such from day one of our coming together and this alignment of the roles came at the request of Felix. Felix is a terrific organic growth leader with vision, tremendous industry knowledge and is very well known in our industry. We will together focus on completing the turnaround and to build the signature company in secure ID. I am also very pleased that Manfred Mueller will now have a focused role running our SCM business unit and believe that the SCM team under Manfred’s leadership with a new range of convergence products and the newly launched thumb-sized PIV readers will contribute positively to Identive Group in 2010.”

Felix Marx, COO of Identive Group stated “Our cost reduction efforts have been more visible in the financial press but in the industry we are making very important inroads to accelerate further our growth. Our high quality RFID inlay manufacturing unit TagStar Systems has more than doubled its production capacity and we have expanded our sales resources in identity management within both Hirsch and Multicard. Our newly launched products in the reader area under the SCM brand and in payment systems under the Mybility brand are receiving excellent customer feedback.” Marx further added, “We are in a unique position in our industry and it is very exciting to be part of a leadership team that is building the signature company in identity management and identification technologies.”

Guidance Call March 11, 2010

The company has announced it will be providing forward guidance with an initial analyst and investor call on March 11, 2010 at 8:00 AM EST / 1400 CET and at subsequent events in California and Germany. More information about the call and meetings will be provided closer to the events.

About Identive Group

Identive Group (NASDAQ: INVE; Frankfurt Stock Exchange: INV) is an international technology group focused on building the world’s signature company in secure identification-based technologies. Through its group of recognized brands, Identive provides leading-edge products and solutions in the areas of physical and logical access control, identity management and RFID systems to governments, commercial and industrial enterprises and consumers. The organization’s growth model is based on a combination of disciplined acquisitive development and strong technology-driven organic growth from its member companies. For additional info visit: www.identive-group.com

Note: This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, statements about the expected cost savings related to changes in our executive compensation plan and to the compensation of Felix Marx and Manfred Mueller, in particular, and from reductions in the size of the Board and the agreement of directors not to accept compensation for all or part of fiscal 2010. These statements are based on current expectations or beliefs, as well as a number of assumptions about future events that are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated herein. The cost reduction measures described in this press release may not result in as significant savings as expected. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause our actual business and operating results to differ. These risks and uncertainties include, but are not limited to, our ability to identify and take action on appropriate areas for consolidation, streamlining or other cost reduction; and our ability to continue to retain and motivate key management and employees during the processes of business integration and cost reduction. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent reports filed with the U.S. Securities and Exchange Commission for SCM Microsystems, Inc.

Contacts:
United States:	Europe:

Darby Dye +1 949 553-4251 ddye@identive-group.com	Fabien B. Nestmann +41 44 783 8043 fnestmann@identive-group.com